Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Network Medical Management, Inc.

Alhambra, California

We hereby consent to the use in the joint proxy statement/prospectus constituting a part of this Registration Statement of our report dated July 14, 2017, relating to the consolidated financial statements of Network Medical Management Inc., which is contained in that proxy statement/prospectus.

We also consent to the reference to us under the caption “Experts” in the joint proxy statement/prospectus.

/s/ BDO USA, LLP

Los Angeles, California

October 30, 2017